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Senior Vice President
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FOR IMMEDIATE RELEASE

DIAMONDROCK SUCCESSFULLY SETTLES FRENCHMAN’S REEF INSURANCE CLAIM

BETHESDA, Maryland, Thursday, December 19, 2019 - DiamondRock Hospitality Company (the "Company") (NYSE: DRH) announced today that it has reached a definitive settlement of its outstanding insurance claim related to Hurricane Irma, which significantly impacted the Havana Cabana Key West and the Frenchman’s Reef resort in St. Thomas in September 2017.

“We are pleased to bring our insurance claim to a very successful and amicable conclusion. The reimagined, world-class resorts - Frenchman’s Reef Marriott Resort & Spa and Noni Beach Resort, an Autograph Collection Hotel - remain on track to be reopened to guests in late 2020,” said Mark Brugger, President & Chief Executive Officer of DiamondRock Hospitality Company.

Under the terms of the settlement agreement, the Company agreed to resolve its claim for total insurance payments of $246.75 million, including $140.12 million paid to the Company to date. The outstanding settlement payment to the Company of $106.63 million by the insurers is required to be paid within 30 days. As a result of the settlement, the Company will not recognize any additional business interruption proceeds related to this claim. Earlier in 2019, the Company had settled a separate claim for incremental damage caused by Hurricane Maria in the amount of $1.44 million.

Composition of Hurricanes Irma and Maria Insurance Proceeds

	Havana Cabana	Frenchman’s Reef	Combined Total
Irma - Paid To Date	$8.25 million	$131.87 million	$140.12 million
Irma - Settlement Proceeds	$0.00 million	$106.63 million	$106.63 million
Irma - Total	$8.25 million (1)	$238.50 million (2)	$246.75 million

Maria - Total Paid	$0.00 million	$1.44 million	$1.44 million

Combined Total	$8.25 million	$239.94 million	$248.19 million

(1)	The Havana Cabana portion of the claim was settled in July 2018.

(2)	Includes $37.7 million of business interruption proceeds previously recognized, which is comprised of $28.0 million of lost profit and $9.7 million of reimbursed hotel expenses.

The cost to rebuild the Frenchman’s Reef resort complex is estimated to be approximately $300 million. The expected sources of capital to fund reconstruction include:

•	$202.2 million of insurance proceeds, net of $37.7 million of business interruption proceeds;

•	a binding agreement to receive over $20 million of brand key money upon opening;

•	a pending application to receive $30 million from the local government to reconstruct one wing of the hotel as a hurricane shelter; and

•	approximately $48 million of funding from the Company.

Moreover, the Company intends to seek recovery under the Hotel Development Act (Bill No. 33-0104), adopted by the U.S. Virgin Islands in 2019 to incentivize hotel rebuilding and development following the 2017 hurricanes. This act allows for the recovery of reconstruction costs not reimbursed by insurance proceeds. There is no guarantee that the Company will be successful in recovering such amounts.

The Company continues to forecast that the Frenchman’s Reef and Noni Beach Resorts will generate a combined $25 million of EBITDA upon stabilization, which is expected to be approximately three years after reopening.
About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 31 premium quality hotels with over 10,000 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families such as Hilton and Marriott as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made, including statements related to the expected duration of closure of Frenchman’s Reef and anticipated insurance coverage. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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